UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 5, 2021
Nextdoor Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40246	86-1776836
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Taylor Street
San Francisco,	California	94102
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (415) 344-0333

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	KIND	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note
Terms used in this Current Report on Form 8-K (this “Report”) but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the prospectus and definitive proxy statement dated October 21, 2021 (the “Proxy Statement/Prospectus”), filed by the Company with the Securities and Exchange Commission (the “SEC”), in the section entitled “Selected Definitions” beginning on page v thereof, and such definitions are incorporated herein by reference.
This Report incorporates by reference certain information from reports and other documents that were previously filed with the SEC, including certain information from the Proxy Statement/Prospectus. To the extent there is a conflict between the information contained in this Report and the information contained in such prior reports and other documents, the information in this Report controls.
Overview
On November 5, 2021 (the “Closing Date”), Nextdoor, Inc., a Delaware corporation (“Nextdoor”), Khosla Ventures Acquisition Co. II, a Delaware corporation (“KVSB”), and Lorelei Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of KVSB (“Merger Sub”), consummated the closing of the transactions contemplated by the Agreement and Plan of Merger, dated July 6, 2021, as amended on September 30, 2021, by and among KVSB, Nextdoor and Merger Sub (the “Merger Agreement”), following approval at a special meeting of the stockholders of KVSB held on November 2, 2021 (the “Special Meeting”).
Pursuant to the terms of the Merger Agreement, a merger of Nextdoor and KVSB was effected by the merger of Merger Sub with and into Nextdoor, with Nextdoor surviving the merger as a wholly owned subsidiary of KVSB (the “Merger,” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination” or “Transactions”). Following the consummation of the Merger on the Closing Date, KVSB changed its name from Khosla Ventures Acquisition Co. II to Nextdoor Holdings, Inc. (“New Nextdoor” or the “Company”).
In connection with the Special Meeting and the Business Combination, the holders of 1,222,040 shares of KVSB Class A common stock, par value $0.0001 per share (“KVSB Class A common stock”), or approximately 3% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of approximately $12.2 million.
Conversion and Exchange of Equity in the Business Combination
After the Proxy Statement/Prospectus was declared effective under the Securities Act of 1933, as amended (the “Securities Act”), Nextdoor obtained and delivered to KVSB a written consent approving and adopting the Merger Agreement and the ancillary documents thereto to which Nextdoor was a party or would be a party and the transactions contemplated therein (including the Merger) that was duly executed by Nextdoor Stockholders that held at least the requisite number of issued and outstanding shares of Nextdoor common stock required to approve and adopt such matters in accordance with the Delaware General Corporation Law (the “DGCL”), Nextdoor’s governing documents and Nextdoor’s stockholders agreements (the “Nextdoor Stockholder Written Consent”). Promptly following the receipt of the Nextdoor Stockholder Written Consent, Nextdoor prepared and delivered to each Nextdoor Stockholder who did not execute and deliver the Nextdoor Stockholder Written Consent an information statement, in the form and substance required under the DGCL in connection with the Merger and otherwise reasonably satisfactory to KVSB.
In connection with the Merger, KVSB amended and restated its certificate of incorporation to implement a new dual-class capital structure with: (i) shares of the Company’s Class A common stock, par value $0.0001 per share (“New Nextdoor Class A common stock”) carrying voting rights in the form of one vote per share, and (ii) shares of the Company’s Class B common stock, par value $0.0001 per share (“New Nextdoor Class B common stock” and, together with the New Nextdoor Class A common stock, the “common stock”) carrying voting rights in the form of ten votes per share. Pursuant to the amended and restated certificate of incorporation, the Nextdoor Stockholders have the right to convert their New Nextdoor Class B common stock received (or to be received, following exercise of the applicable options or settlement of restricted stock unit awards) as a result of the Business Combination into New Nextdoor Class A common stock. Moreover, the amended and restated certificate of incorporation provides that each share of New Nextdoor Class B common stock will convert automatically into one share of New Nextdoor Class A common stock upon certain transfers and upon the earlier of (i) the date specified by a vote of the holders of two-thirds of the then outstanding shares of New Nextdoor Class B common stock and (ii) ten years from the Closing Date.
In connection with the Merger:
•all outstanding shares of KVSB Class K common stock, par value $0.0001 per share, and KVSB Class B common stock, par value $0.0001 per share, were converted into shares of New Nextdoor Class A common stock,
•each share of Nextdoor common stock that was issued and outstanding immediately prior to the Effective Time, after giving effect to the conversion of all shares of Nextdoor preferred stock into shares of Nextdoor common stock immediately prior to the Effective Time, (other than (A) shares of Nextdoor common stock subject to Nextdoor Awards, (B) shares of Nextdoor common stock held as treasury shares, (C) shares of Nextdoor common stock held by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL and (D) certain entitlements to receive Nextdoor common stock pursuant to the terms of the Pixel Labs Merger Agreement) was canceled and converted into the right to receive a number of shares of New Nextdoor Class B common stock equal to the Exchange Ratio multiplied by the number of shares of Nextdoor common stock held by such holder immediately prior to the Effective Time (with fractional shares otherwise issuable to holders rounded down to the nearest whole share),
•each Nextdoor Option that was outstanding and unexercised as of immediately prior to the Effective Time was converted into a New Nextdoor Option to purchase a number of shares of New Nextdoor Class B common stock equal to the number of shares of Nextdoor common stock subject to such Nextdoor Option as of immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share equal to the exercise price per share of such Nextdoor Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (rounded up to the nearest whole cent),
•each entitlement to receive Nextdoor common stock pursuant to the terms of the Pixel Labs Merger Agreement that was outstanding (upon and subject to completion and delivery of the exchange documentation required under the Pixel Labs Merger Agreement) as of immediately prior to the Effective Time was converted into the right to receive a number of shares of New Nextdoor Class B common stock equal to the number of Consideration Shares (as defined in the Pixel Labs Merger Agreement) to which such holder was entitled (upon and subject to completion and delivery of the exchange documentation required under the terms of the Pixel Labs Merger Agreement) as of immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded down to the nearest whole share),
•each Nextdoor Restricted Stock Award that was outstanding as of immediately prior to the Effective Time was converted into the right to receive restricted shares of New Nextdoor Class B common stock covering a number of shares of New Nextdoor Class B common stock equal to the number of shares of Nextdoor common stock subject to such Nextdoor Restricted Stock Award immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded down to the nearest whole share), and
•each Nextdoor RSU that was outstanding as of immediately prior to the Effective Time was converted into the right to receive restricted stock units covering a number of shares of New Nextdoor Class B common stock equal to the number of shares of Nextdoor common stock subject to such Nextdoor RSU immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded down to the nearest whole share).

A description of the Business Combination and the terms of the Merger Agreement are included in the Proxy Statement/Prospectus in the section titled “BCA Proposal—The Merger Agreement” beginning on page 88 of the Proxy Statement/Prospectus. The foregoing description of the Merger Agreement is a summary only and is qualified in its entirety by the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, which is incorporated herein by reference.
PIPE Subscription Agreements
In connection with the Business Combination and substantially concurrent with the execution of the Merger Agreement, KVSB entered into subscription agreements (each, a “Subscription Agreement”) with each of the investors in the PIPE Investment (as defined below) (including with certain of KVSB’s directors and officers and affiliates of Khosla Ventures SPAC Sponsor II LLC (the “Sponsor”), affiliates of Nextdoor and other third parties) (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and KVSB agreed to issue and sell to the PIPE Investors, an aggregate of 27,000,000 shares of New Nextdoor Class A common stock at a price of $10.00 per share (the “PIPE Shares”), for aggregate gross proceeds of $270,000,000, which we refer to as the “PIPE Investment.” KVSB granted the PIPE Investors certain registration rights in connection with the PIPE Investment. The issuance and sale of the PIPE Shares was consummated concurrently with the closing of the Business Combination (the “Closing”).
A description of the Subscription Agreements is included in the Proxy Statement/Prospectus in the section titled “BCA Proposal—Related Agreements—PIPE Subscription Agreements” beginning on page 105 of the Proxy Statement/Prospectus. The foregoing description of the Subscription Agreements is a summary only and is qualified in its entirety by the full text of the form of PIPE Subscription Agreement, a copy of which is attached hereto as Exhibit 10.1, which is incorporated herein by reference.
Sponsor Support Agreement
In connection with the execution of the Merger Agreement, KVSB, the Sponsor, Nextdoor and the persons set forth on Schedule I thereto entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor and each director and officer of KVSB agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby, (ii) waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of KVSB common stock held by them, (iii) vote for any amendments to the governing documents as are necessary to convert all shares of KVSB Class K common stock and KVSB Class B common stock into an aggregate of 10,408,603 shares of New Nextdoor Class A common stock at the Closing, and (iv) waive any adjustments to the conversion ratio that would otherwise have been applicable for a conversion into any amount in excess of such amount, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.
A description of the Sponsor Support Agreement is included in the Proxy Statement/Prospectus in the section titled “BCA Proposal—Related Agreements—Sponsor Support Agreement” beginning on page 104 of the Proxy Statement/Prospectus. The foregoing description of the Sponsor Support Agreement is a summary only and is qualified in its entirety by the full text of the Sponsor Support Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.
Nextdoor Stockholder Support Agreement
In connection with the execution of the Merger Agreement, KVSB entered into a support agreement with certain stockholders and each director and executive officer of Nextdoor (the “Nextdoor Stockholder Support Agreement”). Pursuant to the Nextdoor Stockholder Support Agreement, certain stockholders and each director and executive officer of Nextdoor agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby, subject to the terms and conditions of the Nextdoor Stockholder Support Agreement.

A description of the Nextdoor Stockholder Support Agreement is included in the Proxy Statement/Prospectus in the section titled “BCA Proposal—Related Agreements—Nextdoor Stockholder Support Agreement” beginning on page 104 of the Proxy Statement/Prospectus. The foregoing description of the Nextdoor Stockholder Support Agreement is a summary only and is qualified in its entirety by the full text of the Nextdoor Stockholder Support Agreement, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference.
Lock-Up Agreements
Following the Closing Date and pursuant to the Bylaws (as defined below), certain of the former holders of Nextdoor common stock, Nextdoor Options, Nextdoor Restricted Stock, Nextdoor RSUs or other equity awards outstanding immediately prior to the Effective Time will not be permitted to sell, pledge, transfer or otherwise dispose of, or grant any option or purchase right with respect to, any shares of New Nextdoor Class A common stock or New Nextdoor Class B common stock issued to such holders pursuant to the Business Combination (such shares, the “Lock-Up Shares”), or engage in any short sale, hedging transaction or other derivative security transaction involving the Lock-Up Shares during the period commencing on the Closing Date until 180 days following the Closing Date, subject to certain customary exceptions; including if New Nextdoor completes a transaction that results in a change of control, the Lock-Up Shares are released from restriction immediately prior to such change of control.
A description of the restrictions applicable to the Lock-Up Shares is included in the Proxy Statement/Prospectus in the section titled “BCA Proposal—Lock-Up Agreements—Proposed Bylaws” beginning on page 105 of the Proxy Statement/Prospectus. The foregoing description of the restrictions applicable to the Lock-Up Shares is a summary only and is qualified in its entirety by the full text of the Bylaws, a copy of which is attached hereto as Exhibit 3.2 and incorporated herein by reference.
Sponsor Lock-Up Agreements
Following the Closing Date, the Sponsor and certain affiliated individuals (the “Sponsor Holders”) will enter into Sponsor Lock-Up Agreements which contain restrictions on transfer with respect to the shares of KVSB common stock held by the Sponsor Holders immediately following the Closing Date (other than shares purchased in the public market, shares purchased in the PIPE Investment or shares purchased pursuant to the Forward Purchase Agreement) (the “Sponsor Holders Lock-Up Shares”). The Sponsor Holders have agreed not to transfer the Sponsor Holders Lock-up Shares during the period commencing on the Closing Date until one year after the Closing Date, subject to certain customary exceptions, including if, after the Closing Date, New Nextdoor completes a transaction that results in a change of control, the Sponsor Holders Lock-up Shares are released from restriction immediately prior to such change of control.
The foregoing description of the Sponsor Lock-Up Agreements is qualified in its entirety by reference to the full text of the Sponsor Lock-Up Agreements, a copy of which is attached hereto as Exhibit 10.4 and incorporated herein by reference.
Item 1.01 Entry into a Material Definitive Agreement.
Amended and Restated Registration Rights Agreement
On the Closing Date, KVSB, the Sponsor and certain former stockholders of Nextdoor entered into an amended and restated registration rights agreement, pursuant to which, among other things, the Sponsor and such other stockholders were granted certain customary registration rights pursuant to which New Nextdoor will agree to register for resale certain shares of New Nextdoor common stock (the “Registration Rights Agreement”).
A description of the Registration Rights Agreement is included in the Proxy Statement/Prospectus in the section titled “BCA Proposal—Related Agreements—Registration Rights Agreement” beginning on page 105 of the Proxy Statement/Prospectus. Following the Closing, the holders of 229,733,048 shares of New Nextdoor common stock are entitled to certain registration rights.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.5 and incorporated herein by reference.
Indemnification Agreements
Effective as of the Closing Date, the Company entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements, among other things, require the Company to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers of any other company or enterprise to which the person provides services at the Company’s request.
The foregoing description of the indemnification agreements is qualified in its entirety by the full text of the form of Indemnity Agreement, a copy of which is attached hereto as Exhibit 10.6 and incorporated herein by reference.
Item 2.01 Completion of Acquisition or Disposition of Assets.
The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01 of this Report.
As of the Closing Date and following the completion of the Business Combination, the Company had the following outstanding securities:
•78,953,663 shares of New Nextdoor Class A common stock; and
•304,003,976 shares of New Nextdoor Class B common stock; and
•59,616,898 New Nextdoor Options; and
•2,691,577 New Nextdoor RSUs.
FORM 10 INFORMATION
Item 2.01(f) of this Report states that if the predecessor registrant was a shell company, as KVSB was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company, as the successor registrant to KVSB, is providing the information below that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Business Combination unless otherwise specifically indicated or the context otherwise requires.
Forward-Looking Statements
The Company makes forward-looking statements in this Report and in documents incorporated herein by reference. All statements, other than statements of present or historical fact included in or incorporated by reference in this Report, regarding the Company’s future financial performance, as well as the Company’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this Report, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company.
These forward-looking statements are based on information available as of the date of this Report, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements in this Report and in any document incorporated herein by reference should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•the Company’s ability to scale its business and monetization efforts;
•the Company’s ability to expand its business operations abroad by opening new and expanding within existing neighborhoods outside of the United States;
•the Company’s ability to respond to general economic conditions;
•the Company’s ability to manage its growth effectively;
•the Company’s ability to achieve and maintain profitability in the future;
•the Company’s ability to access sources of capital to finance operations and growth;
•the success of strategic relationships with third parties;
•the impact of the COVID-19 pandemic;
•the Company’s ability to realize the benefits of the Business Combination;
•the Company’s ability to protect its intellectual property rights from unauthorized use by third parties;
•cybersecurity risks to the Company’s various systems and software; and
•risks associated with the dual-class structure of the common stock which has the effect of concentrating voting control with the former Nextdoor Stockholders.
Please see the other risks and uncertainties set forth in the Proxy Statement/Prospectus in the section titled “Risk Factors” beginning on page 34 of the Proxy Statement/Prospectus, which is incorporated herein by reference.
In addition, statements that the “Company believes” or “New Nextdoor believes” and similar statements reflect the Company’s beliefs and opinions on the relevant subject. These statements are based upon information available to the Company as of the date of the Proxy Statement/Prospectus or the date of this Report, as the case may be, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

Business and Properties
The business and properties of the Company are described in the Proxy Statement/Prospectus in the sections titled “Information About KVSB” and “Information About Nextdoor” beginning on pages 172 and 184, respectively, of the Proxy Statement/Prospectus, and such descriptions are incorporated herein by reference.
Risk Factors
The risks associated with the Company’s business are described in the Proxy Statement/Prospectus in the section titled “Risk Factors” beginning on page 34 of the Proxy Statement/Prospectus and are incorporated herein by reference.
Selected Historical Financial Information
The selected historical financial information and other data as of and for the years ended December 31, 2020 and 2019 and as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 for Nextdoor is included in the section titled “Selected Historical Financial Information of Nextdoor” beginning on page 28 of the Proxy Statement/Prospectus and in the section titled “Nextdoor’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 222 of the Proxy Statement/Prospectus are incorporated herein by reference.
The selected historical financial information and other data for the period from January 29, 2021 (KVSB’s inception) through June 30, 2021 for KVSB is included in the section titled “Selected Historical Financial Information of KVSB” beginning on page 26 of the Proxy Statement/Prospectus and in the section titled “KVSB’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 179 of the Proxy Statement/Prospectus are incorporated herein by reference.
The historical financial information and other data as of September 30, 2021 and for the nine months ended September 30, 2021 and 2020 for Nextdoor are set forth in Exhibit 99.2 attached hereto and are incorporated herein by reference.
The historical financial information and other data as of September 30, 2021 and for the period from January 29, 2021 (date of inception) through September 30, 2021 for KVSB is described in KVSB’s Quarterly Report on Form 10-Q filed with the SEC on November 3, 2021.
Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information of the Company as of and for the nine months ended September 30, 2021 and for the year ended December 31, 2020 is set forth in Exhibit 99.3 attached hereto and is incorporated herein by reference.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to the combined business of Nextdoor, Inc. and its consolidated subsidiaries (collectively, “Nextdoor”) prior to the Closing.
The following discussion and analysis provides information which Nextdoor’s management believes is relevant to an assessment and understanding of Nextdoor’s consolidated results of operations and financial condition (following the Closing, Nextdoor’s management became New Nextdoor’s management). The discussion should be read together with the unaudited interim condensed consolidated financial statements as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020, and the related notes that are included as Exhibit 99.2 to this Report. The discussion and analysis should also be read together with the pro forma financial information as of and for the nine months ended September 30, 2021 and for the year ended December 31, 2020 that is included as Exhibit 99.3 to this Report. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. New Nextdoor’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this Report.
Overview
Since our founding, we have had a singular focus on developing our neighborhood network. As of September 30, 2021, Nextdoor was in more than 285,000 neighborhoods around the world. In the United States, nearly 1 in 3 households turn to Nextdoor to receive trusted information, give and get help, and build real-world connections with people and organizations nearby — including neighbors, small and mid-sized businesses, large brands, public agencies, and nonprofits. Nextdoor is the neighborhood network that brings all of these stakeholders together to get things done locally and build thriving communities.
Nextdoor began in the United States, and as of September 30, 2021, our platform was available in 11 countries. Beyond the United States, Nextdoor supports neighborhoods in the United Kingdom, Canada, Australia, Netherlands, France, Spain, Italy, Germany, Sweden, and Denmark. Our sole focus on neighborhoods has allowed us to introduce a range of innovative products and features that drive continuous neighbor acquisition and growth in engagement. As a result, we are increasing neighborhood penetration, and increasingly becoming a weekly and even daily use case. In top neighborhoods across the world we see more than 60% of total neighbors engaging daily on our platform.

10 years of neighborhood-focused innovation

- Neighbor Focus
- Business Focus
- Country Launches

2011-2015

- Newsfeed
- Maps
- Recommendations
- Nearby Neighborhoods
- Public Agency Pages

2016

- Polls
- UK, Netherlands

2017

- Neighborhood Favorites
- Neighborhood Sponsorships
- Sponsored Posts
- Germany

2018

- Interests
- For Sale & Free
- Digest
- France, Italy, Spain, Australia

2019

- Kindness Reminder
- Verification Platform
- Lead Gen Ads
- Sponsored Maps
- Local Deals
- Sweden, Denmark, Canada

2020

- Groups
- Help Map
- Community Reviewers
- Good Neighbor Pledge
- Intro Posts
- COVID-19 Info Reminder
- Posts Beyond Neighborhood
- Video and Carousel Ads
- Hyperlocal Ads
- Business Posts
- Sponsorships Expansion
- Neighborhood Ad Center

2021

- Connections
- Finds
- Browse Other Neighborhoods
- Organization Pages
- Ask a Neighbor
- Notification Center
- Video Tools
- Enhanced Profile
- Product Listings Ads
- Conversion Optimized Ad Targeting Algorithms
- Next-gen Proprietary Ad Server
- 3rd Party Campaign Mgmt Integrations
- Enhanced Attribution
- Sponsored Search Ads Marketplace
- Content API

Nextdoor is a community built on trust and genuine connections. Initially, our priority was to grow our neighborhood network across the United States by adding users that we define as Verified Neighbors, who are individuals who join Nextdoor and have their address verified by us. By requiring neighbors to use their real name and address, we ensure that conversations and interactions on Nextdoor are between real people creating trust and mutual accountability.
To date, we have primarily attracted new neighbors through word-of-mouth, earned media, and through mailed invitations, and kept our content accessible only to Verified Neighbors. While we believe this approach was critical to develop our trusted platform, it also constrained our user growth relative to the total market opportunity. More recently, we have begun investing in new features to inspire neighbors to increase engagement, such as the ability to follow multiple neighborhoods, join interest groups, and make moments more engaging and shareable with enhanced video capabilities.
We took a similarly deliberate approach to our monetization efforts. We serve customers who consist of large brands and small and mid-sized businesses seeking to provide hyperlocal, engaging advertising content to our large and engaged base of neighbors. In 2016, we started to build a sales force to target large brands. We have since developed a range of advertising products that allow our customers to reach neighbors at every stage of the advertising funnel, starting with discovery, onto consideration, and ending with purchase. In 2017, we started to offer Neighborhood Sponsorships to allow businesses to build a reputation, drive awareness, and keep their business top of mind by advertising in the Nextdoor Newsfeed. Our first customers for this product were real estate agents who created automated ad placements to post to the Nextdoor Newsfeed in targeted postal codes. We have since introduced Neighborhood Sponsorships across a range of verticals and have further expanded our offering to include Local Deals and Local Search. In 2020, we launched a self-serve advertising platform to allow all businesses to procure advertisements in the same manner and continued to invest in building new advertising products and measurement capabilities that allow us to further deliver value to our customers. More recently, as we have focused on growing revenue and driving increased yield from advertisement sales, regardless of customer type, we are in the process of further unifying our neighborhood sponsorships and local deals self-serve platform and our self-serve advertising platform so that all customers (including large brands, small and mid-sized businesses, and public agencies) will have access to the same inventory. While we have historically not tracked the amount of revenue by customer category, we were historically able to estimate what portion of our revenue came from large brands versus small and mid-sized businesses based on the way that a customer procured an advertisement, as it has been our experience that large brands had generally procured advertisements through our sales force and small and mid-sized businesses had generally procured advertisements through our neighborhood sponsorships and local deals self-serve platform. However, as a result of our move towards unifying our neighborhood sponsorships and local deals self-serve platform and our self-serve advertising platform, our ability to accurately estimate revenue by customer category has diminished and will continue to diminish. As a result, we are not able to accurately estimate and report revenue by customer category of large brands, small and mid-sized businesses, and public agencies.
Our advertising customers that procured ads through our sales force have historically made up our largest share of revenue and have spanned a wide variety of industry verticals. For the nine months ended September 30, 2021, Cable, Technology, and Communications, Financial Services, Home Improvement, Home Security, and Home Services represented our five largest verticals of customers that procured ads through our sales force and, in the aggregate, represented approximately 33% of our revenue, with the remainder of our revenue during the period coming from a wide range of other verticals. For the nine months ended September 30, 2021, no such vertical of customers that procured ads through our sales force contributed more than 10% of our revenue.
For the nine months ended September 30, 2020, Cable, Technology, and Communications, Financial Services, Home Security, Home Services, and Retail represented our five largest verticals of customers that procured ads through our sales force and, in the aggregate, represented approximately 46% of our revenue, with the remainder of our revenue during the period coming from a wide range of other verticals. For the nine months ended September 30, 2020, revenue from the Home Security, Retail, and Home Services verticals of customers that procured ads through our sales force contributed approximately 12%, 12%, and 11%, respectively, of our revenue. No other vertical of customers that procured ads through our sales force contributed more than 10% of our revenue during such period.
We have historically not tracked the industry verticals of our customers that procure ads through our self-serve platforms and, as a result, the industry vertical information presented is only with respect to customers that have procured ads through our sales force.
As our base of neighbors and customers has grown, we have benefited from powerful network effects. As neighborhood penetration increases, engagement also increases through additional relevant local content that is generated by neighbors on Nextdoor, prompting more engagement from other neighbors, which then leads to higher retention and increasing value for all who are in our network. Once a neighbor joins and experiences the value of

Nextdoor, they are very likely to stay and engage with our platform. Historically, we have enjoyed strong user retention, with 77% of Verified Neighbors remaining active on our platform after 3 months, 71% after 6 months, 60% after 12 months, and 57% after 24 months. Our retention rate only includes neighbors who were active in the last 30 days of the period for which our retention rate is calculated. We believe that this strong user retention is due to the utility and community connections that our platform offers neighbors who come to our platform to access trusted information, build real-world connections with those nearby, and get things done locally. Additionally, increases in neighbor reach and engagement enhance the value we offer to customers, leading to improved retention and additional revenue opportunities for us.
We have grown rapidly since our inception. For the three months ended September 30, 2021 and September 30, 2020, we generated revenue of $52.7 million and $31.8 million, respectively, representing year-over-year growth of 66%. For the nine months ended September 30, 2021 and September 30, 2020, we generated revenue of $132.9 million and $83.2 million, respectively, representing year-over-year growth of 60%. We have made significant investments in our platform. Accordingly, we have a history of generating net losses. For the three months ended September 30, 2021, we generated a net loss of $(19.4) million and Adjusted EBITDA of $(7.7) million, as compared to a net loss of $(19.2) million and Adjusted EBITDA of $(12.2) million, respectively, for the three months ended September 30, 2020. For the nine months ended September 30, 2021, we generated a net loss of $(66.0) million and Adjusted EBITDA of $(35.8) million, as compared to a net loss of $(60.3) million and Adjusted EBITDA of $(42.6) million, respectively, for the nine months ended September 30, 2020. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics and Non-GAAP Financial Measure” below for more information and for a reconciliation of net loss, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), to Adjusted EBITDA.
Recent Developments
Closing of Transactions
On July 6, 2021, Nextdoor entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lorelei Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of Khosla Ventures Acquisition Co. II (“KVSB”), a special purpose acquisition company and KVSB. Pursuant to the Merger Agreement, Merger Sub merged with and into Nextdoor, with Nextdoor surviving the merger (the “Merger” or “Transactions”). Nextdoor became a wholly owned subsidiary of KVSB and KVSB was immediately renamed Nextdoor Holdings, Inc. (“New Nextdoor”) upon completion of the Merger on November 5, 2021 (the “Closing”). Each share of Nextdoor common stock that was issued and outstanding immediately prior to Closing, after giving effect to the conversion of all issued and outstanding shares of Nextdoor preferred stock to Nextdoor common stock, was canceled and converted into the right to receive a number of shares of New Nextdoor Class B common stock equal to the Exchange Ratio multiplied by the number of shares of Nextdoor common stock.
The Transactions will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, KVSB is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Transactions will be reflected as the equivalent of Nextdoor issuing common stock for the net assets of KVSB, accompanied by a recapitalization. The net assets of KVSB will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Nextdoor in future reports of New Nextdoor.
Key Business Metrics and Non-GAAP Financial Measure
In addition to the measures presented in our consolidated financial statements, we use the following key business metrics to evaluate our business, measure our performance, develop financial forecasts, and make strategic decisions.

Key Business Metrics
Weekly Active Users (WAUs)
We define a Weekly Active User, or WAU, as a Nextdoor user who opens our application, logs on to our website, or engages with an email with monetizable content at least once during a defined 7-day period1. We calculate average WAUs for a particular period by calculating the count of unique users, on a rolling basis for the past seven days, for each day of that period, and dividing that sum by the number of days in that period. We assess the health of our business by measuring WAUs because we believe that weekly usage best captures the cadence at which we expect a healthy user base to engage with, and derive the most utility from our platform, and by extension their neighborhood. We also present WAUs by geography because we are more advanced in engagement and monetization in the United States than internationally.
In September 2021, Apple released changes to the Apple email client available on its operating systems, including iOS 15 and iPadOS 15, which limit our ability to measure user engagement with emails containing monetizable content for users that use the Apple email client. The introduction of these changes impacts our ability to accurately calculate a portion of WAUs for periods following the adoption of the updated operating systems. Following this introduction, we use estimates for these user engagement numbers based on historical data sets, as well as data from users who engage with Nextdoor’s monetizable content on email clients other than Apple email.
Our WAU for the three months ended September 30, 2021 and 2020 was 32.8 million and 27.2 million, respectively. In 2021 engagement as measured by WAUs has grown steadily as users have turned to our platform for the utility that it offers them. As illustrated below, our international WAUs have grown at a faster rate than our U.S. WAUs, and we expect this international growth to continue to outpace U.S. growth in the near term.
1 Emails with monetizable content are emails with a primary purpose to regularly inform users about topics that are relevant to them, and are therefore appropriate for delivering ads to users. These emails comprise almost all of the emails that we send our users and include, but are not limited to, new, trending and top posts, weekly and anytime digests, welcome emails and urgent and emergency alerts. We earn revenue from delivery of ad impressions in emails with monetizable content on either a CPM or CPC basis or, with respect to local sponsorships and local deals, on a fixed-fee basis. While we have the ability to serve ads in all emails with monetizable content, we currently only do so on a portion of the total.

Quarterly Average Weekly Active Users
(in millions)
A portion of our WAUs visit Nextdoor on a daily basis. We define a daily active user (“DAU”) as a Nextdoor user who opens our application, logs on to our website, or engages with an email with monetizable content at least once during a defined 24 hour period. The proportion of DAUs to WAUs has generally increased over time as our users have increased their engagement with our platform. For the three and nine months ended September 30, 2021, the proportion of global DAUs to WAUs was 51% and 52%, respectively, consistent with the three and nine months ended September 30, 2020.

While included herein, the proportion of DAUs to WAUs is not a key metric utilized by our management in order to manage the business and, further, the ratio of DAUs to WAUs has not historically been a focus of our management. Rather, our management uses WAUs because, while the frequency of user engagement with our platform varies, a weekly cadence represents what management believes to be a representative use case on a neighborhood platform such as Nextdoor and helps to inform our management on the number of impressions that we are able to provide our advertisers. The proportion of DAUs to WAUs, as discussed above, is intended to provide further context on the historical trend of increasing engagement over time. Nextdoor does not currently intend to regularly disclose the proportion of DAUs to WAUs in future periodic filings for New Nextdoor.
Average Revenue per Weekly Active User (ARPU)
We generate revenue primarily from advertising. We measure monetization of our platform through our average revenue per weekly active user, or ARPU, metric. We define ARPU as our total revenue in that geography during a period divided by the average of the number of WAUs in that geography during the same period. We present ARPU on a U.S. and international basis because we are more advanced in our monetization in the United States than internationally.
U.S. ARPU is higher primarily due to our decision to focus our earliest monetization efforts there, the size and maturity of our audience in the United States, as well the size of the U.S. advertising market. For purposes of calculating ARPU, revenue by user geography is apportioned to each region based on a determination of the location of the account where the revenue-generating activities occur. Our ARPU for the nine months ended September 30, 2021 and 2020 was $4.44 and $3.12, respectively. Our ARPU reflects the seasonality of our advertising revenue, with the fourth quarter typically being the strongest quarter of each year.
Quarterly Average Revenue per User

Non-GAAP Financial Measure
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that represents our net loss adjusted for depreciation and amortization, stock-based compensation, net interest income, provision for income taxes, and acquisition-related costs.
We use Adjusted EBITDA in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We believe Adjusted EBITDA is also helpful to investors, analysts, and other interested parties because it can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. Adjusted EBITDA has limitations as an analytical tool, however, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by the types of items excluded from the calculation of Adjusted EBITDA. Adjusted EBITDA is not presented in accordance with GAAP and the use of this term varies from others in our industry.
The following is a reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Net loss	$(19,363)	$(19,166)	$(66,002)	$(60,298)
Depreciation and amortization	1,047	830	3,202	2,084
Stock-based compensation	10,592	6,163	26,971	16,210
Interest income	(21)	(61)	(86)	(682)
Provision for income taxes	27	34	96	122
Adjusted EBITDA	$(7,718)	$(12,200)	$(35,819)	$(42,564)

Factors Affecting Our Performance
Growth in and Engagement of Users. We measure growth in, and engagement of, users by tracking WAUs and Verified Users (which we also refer to as Verified Neighbors). As the size and engagement of our user base grows, we believe the potential to increase our revenue grows.
We attract users through several channels including word-of-mouth, mailed invitations, email and text invitations, and our contact sync feature. We complement our organic growth with paid marketing, which primarily focuses on newer neighborhoods where we have lower levels of penetration and are focused on growing our user base. This includes neighborhoods in international countries where we are in earlier stages of growth.
We may face challenges increasing the size and engagement of our user base due to a number of factors including competition, challenges in acquiring and engaging users, or changes in regulations.
Growth in Monetization. Monetization trends, which are reflected in our ARPU, are a key factor that affects our revenue and financial results. We are in the early stages of our monetization efforts. To increase monetization, we are focused on serving more national brands by building out our salesforce, and enhancing our self-serve tools for our customers. We are also focused on increasing our user base and engagement in the United States and internationally, which will increase the opportunities for businesses to advertise on Nextdoor.
There are many variables that impact ARPU, including the number of ad impressions shown on our platform and the price per ad, which depends on a number of factors including the engagement of our user base, the number and diversity of our customers, seasonality of advertising spend, our customers’ advertising objectives, advertising performance, the effectiveness of our advertising products, our ability to measure that effectiveness for our customer, and the effect of geographic differences on each of these factors.
Due to our decision to focus our earliest monetization efforts in the United States, we have less experience monetizing international markets and therefore may experience challenges scaling and monetizing these markets. The international advertising market is also less mature than the U.S. digital advertising market.
Investment for Growth. We intend to continue to invest in technology that we believe will enhance user and customer experiences. We also intend to continue to invest heavily in our advertising products, including our self-serve advertising platform and first-party and third-party ad measurement tools, as well as our sales team. Our ability to grow our user base, attract new advertisers, increase our revenue, and expand our total addressable market will depend, in part, on our ability to continue innovating.
International Expansion. Our early proof points from launches in 10 countries outside of the United States show user engagement across international markets on par with the U.S. market. We believe that increased international monetization presents an important opportunity for growth, and we are working on localizing our product and expanding our operations to better serve our international user and customer base. We are still in the early stages of global expansion and will continue to evaluate expansion opportunities in our current international markets, and also in additional geographies. Over time, we believe that international WAUs can grow rapidly. We also believe that we can increase the monetization of users in international markets and that we can increase long-term ARPU for international WAUs from current levels. While we expect to grow ARPU for international WAUs, we still expect this to be lower than ARPU for U.S. WAUs. We expect that our international expansion will require significant investment. Although our investments in international expansion may adversely affect our operating results in the near term, we believe that they will contribute to our long-term growth. If our near-term investments do not lead to increased international WAUs and ARPU and expected revenue growth over time, we may not achieve or, if achieved, maintain profitability and our growth rates may slow or decline.
Seasonality. Industry advertising spend tends to be strongest in the fourth quarter, and we observe a similar pattern in our historical revenue. Our significant growth has partially masked these trends in historical periods, and we expect seasonality to become more pronounced in the future.

Components of Results of Operations
Revenue
We generate substantially all of our revenue from the delivery of advertisements on our platform which includes the delivery of advertising impressions sold on a cost per thousand, or CPM, basis and cost per click, or CPC, basis, as well as local sponsorships and local deals which are sold on a fixed-fee basis. The majority of our revenue is generated in the United States.
Cost of Revenue
Cost of revenue consists primarily of expenses associated with the delivery of our revenue generating activities, including the third-party cost of hosting our platform and allocated personnel-related costs, which include salaries, benefits, and stock-based compensation for employees engaged in development of our revenue generating products. Cost of revenue also includes third-party costs associated with delivering and supporting our advertising products and credit card transaction fees related to processing customer transactions.
We expect cost of revenue will increase on an absolute dollar basis as neighbor activity on our platform increases. While we expect to realize scale benefits over time, our cost of revenue as a percentage of revenue may vary from period-to-period and is expected to increase modestly over the near and medium term as we invest in new products and features to further increase platform engagement.
Operating Expenses
Research and Development
Research and development expenses consist primarily of personnel-related costs, including salaries, benefits, and stock-based compensation for our employees engaged in research and development, as well as costs for consultants, contractors and third-party software. In addition, allocated overhead costs, such as facilities, information technology, and depreciation are included in research and development expenses.
We expect research and development expenses will increase on an absolute dollar basis due to investments that we are making in our platform. We expect that research and development expenses as a percentage of revenue will vary from period-to-period over the short term and decrease over the long term.
Sales and Marketing
Sales and marketing expenses consist of personnel-related and other costs which include salaries, commissions, benefits, and stock-based compensation for employees engaged in sales and marketing activities as well as other costs including third-party consulting, public relations, allocated overhead costs, and amortization of acquired intangible assets. Sales and marketing expenses also include brand and performance marketing for both user and small and mid-sized customer acquisition, and neighbor services, which includes personnel-related costs for our neighbor support team, our outsourced neighbor support function, and verification costs.
Performance marketing costs related to user acquisition largely consist of the distribution of mailed invitations and, to a lesser extent, digital advertising. Performance marketing costs related to small and mid-sized customer acquisition largely consists of digital advertising and, to a lesser extent, direct mail campaigns. Fluctuations in our performance marketing expenses are driven by a variety of factors, including but not limited to: our target geographies, whether we are acquiring users or businesses, assessment of return on investment of marketing spend, strategic priorities, and seasonal factors.
We expect sales and marketing expenses will increase on an absolute dollar basis due to continued investment in sales activities, increased investment in marketing to acquire users, small and mid-sized customers, and further investment in international expansion. We expect sales and marketing expenses as a percentage of revenue will vary from period-to-period over the short term and decrease over the long term.

General and Administrative
General and administrative expenses consist primarily of personnel-related costs, including salaries, benefits, and stock-based compensation for certain executives, finance, legal, information technology, human resources, and other administrative employees. In addition, general and administrative expenses include fees and costs for professional services, including consulting, third-party legal and accounting services, and allocated overhead costs.
We expect general and administrative expenses will increase on an absolute dollar basis for the foreseeable future to support our growth as well as due to additional costs associated with legal, accounting, compliance, investor relations, and other costs as we become a public company. We expect general and administrative expenses as a percentage of revenue will vary from period-to-period over the short term and decrease over the long term.
Interest Income
Interest income consists of interest earned on our cash, cash equivalents, and marketable securities.
Other Income (Expense), Net
Other income (expense), net consists primarily of unrealized gains and losses from the re-measurement of monetary assets and liabilities denominated in non-functional currencies, and foreign currency transaction gains and losses.
Provision for Income Taxes
The provision for income taxes consists primarily of income taxes related to foreign and state jurisdictions in which we conduct business. We maintain a full valuation allowance on our U.S. federal and state deferred tax assets as we have concluded that it is more likely than not that the deferred tax assets will not be realized.

Results of Operations
The results of operations presented below should be reviewed in conjunction with our condensed consolidated financial statements and related notes thereto included in Exhibit 99.2 to this Report. The following table sets forth our consolidated results of operations for the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Revenue	$52,705	$31,826	$132,870	$83,167
Costs and expenses(1):
Cost of revenue	7,371	5,346	20,308	15,177
Research and development	25,461	18,759	69,612	50,570
Sales and marketing	27,448	20,111	76,698	58,136
General and administrative	11,505	7,087	31,793	20,539
Total costs and expenses	71,785	51,303	198,411	144,422
Loss from operations	(19,080)	(19,477)	(65,541)	(61,255)
Interest income	21	61	86	682
Other income (expense), net	(277)	284	(451)	397
Loss before income taxes	(19,336)	(19,132)	(65,906)	(60,176)
Provision for income taxes	27	34	96	122
Net loss	$(19,363)	$(19,166)	$(66,002)	$(60,298)
__________________
(1)Includes stock-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Cost of revenue	$383	$247	$981	$680
Research and development	5,680	2,839	13,954	7,373
Sales and marketing	1,711	1,072	4,461	2,190
General and administrative	2,818	2,005	7,575	5,967
Total	$10,592	$6,163	$26,971	$16,210
The following table sets forth the components of our consolidated statements of operations as a percentage of revenue for each of the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(as a percentage of total revenue)	2021	2020	2021	2020
Revenue	100%	100%	100%	100%
Costs and expenses:
Cost of revenue	14	17	15	18
Research and development	48	59	52	61
Sales and marketing	52	63	58	70
General and administrative	22	22	24	25
Total costs and expenses	136	161	149	174
Loss from operations	(36)	(61)	(49)	(74)
Interest income	—	—	—	1
Other income (expense), net	(1)	1	—	—
Loss before income taxes	(37)	(60)	(50)	(72)
Provision for income taxes	—	—	—	—
Net loss	(37)%	(60)%	(50)%	(73)%
Note: Certain figures may not sum due to rounding.
Comparison of the Three and Nine Months Ended September 30, 2021 and 2020
Revenue

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(in thousands, except percentages)	2021	2020	$	%	2021	2020	$	%
Revenue	$52,705	$31,826	$20,879	66%	$132,870	$83,167	$49,703	60%
Revenue increased by $20.9 million, or 66%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020, primarily due to increased advertiser demand across our product offerings, our growing sales team, and increased user engagement as measured by a 21% increase in WAUs. ARPU increased 38% primarily due to a 20% increase in the number of impressions delivered and a 22% increase in the price per delivered impression.
Revenue increased by $49.7 million, or 60%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020, primarily due to increased advertiser demand across our product offerings, our growing sales team, and increased user engagement as measured by a 12% increase in WAUs. ARPU increased 42% primarily due to a 26% increase in the number of impressions delivered and a 15% increase in the price per delivered impression, both of which outpaced WAU growth during the period.
Cost of revenue

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(in thousands, except percentages)	2021	2020	$	%	2021	2020	$	%
Cost of revenue	$7,371	$5,346	$2,025	38%	$20,308	$15,177	$5,131	34%
Cost of revenue increased by $2.0 million, or 38%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The increase was primarily due to $1.2 million higher third-party hosting costs due to increased user growth and engagement and a $0.4 million increase in credit card transaction fees related to processing customer transactions.
Cost of revenue increased by $5.1 million, or 34%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase was primarily due to $3.1 million higher third-party hosting costs due to increased user growth and engagement, a $1.0 million increase in credit card transaction fees related to processing customer transactions and a $0.5 million increase in costs associated with delivering advertisements on our platform.
Research and development

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(in thousands, except percentages)	2021	2020	$	%	2021	2020	$	%
Research and development	$25,461	$18,759	$6,702	36%	$69,612	$50,570	$19,042	38%
Research and development expenses increased by $6.7 million, or 36%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The increase was primarily due to a $5.7 million increase in personnel-related costs and a $0.6 million increase in third-party software costs.
Research and development expenses increased by $19.0 million, or 38%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase was primarily due to a $14.8 million increase in personnel-related costs and a $2.0 million increase in third-party software costs.
Sales and marketing

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(in thousands, except percentages)	2021	2020	$	%	2021	2020	$	%
Personnel-related and other	$14,709	$13,054	$1,655	13%	$41,571	$33,271	$8,300	25%
Brand and performance marketing	9,831	4,071	5,760	141%	26,281	16,626	9,655	58%
Neighbor services	2,908	2,986	(78)	(3)%	8,846	8,239	607	7%
Total sales and marketing	$27,448	$20,111	$7,337	36%	$76,698	$58,136	$18,562	32%
Sales and marketing expenses increased by $7.3 million, or 36%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The increase was primarily due to a $2.9 million increase in performance marketing costs to acquire small and mid-sized customers, a $2.9 million increase in performance marketing costs for user acquisition, and a $1.7 million increase in personnel-related and other costs which was primarily driven by growth in sales activities.
Sales and marketing expenses increased by $18.6 million, or 32%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase was primarily due to a $8.3 million increase in personnel-related and other costs which was primarily driven by growth in sales activities, a $8.1 million increase in performance marketing costs to acquire small and mid-sized customers, and a $1.5 million increase in performance marketing costs for user acquisition.
General and administrative

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(in thousands, except percentages)	2021	2020	$	%	2021	2020	$	%
General and administrative	$11,505	$7,087	$4,418	62%	$31,793	$20,539	$11,254	55%
General and administrative expenses increased by $4.4 million, or 62%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020, primarily due to a $1.9 million increase in personnel-related costs and a $2.1 million increase in professional fees.

General and administrative expenses increased by $11.3 million, or 55%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020, primarily due to a $4.8 million increase in professional fees and a $4.7 million increase in personnel-related costs.
Interest income

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(in thousands, except percentages)	2021	2020	$	%	2021	2020	$	%
Interest income	$21	$61	$(40)	(66)%	$86	$682	$(596)	(87)%
Interest income decreased by $0.1 million, or 66%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020 and decreased by $0.6 million, or 87%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 primarily due to a decline in effective market yields on our marketable securities.
Other income (expense), net

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(in thousands, except percentages) (NM = Not Meaningful)	2021	2020	$	%	2021	2020	$	%
Other income (expense), net	$(277)	$284	$(561)	NM	$(451)	$397	$(848)	NM
Other income (expense), net decreased by $0.6 million for the three months ended September 30, 2021 compared to the three months ended September 30, 2020 and decreased by $0.8 million for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The decrease was primarily due to the periodic re-measurement of monetary assets and liabilities denominated in non-functional currencies.
Provision for income taxes

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(in thousands, except percentages) (NM = Not Meaningful)	2021	2020	$	%	2021	2020	$	%
Provision for income taxes	$27	$34	$(7)	NM	$96	$122	$(26)	NM
Provision for income taxes decreased by $0.1 million for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The decrease was primarily due to taxes related to our foreign subsidiaries.
Provision for income taxes decreased by $0.1 million for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The decrease was primarily due to taxes related to our foreign subsidiaries.
Liquidity and Capital Resources
Since inception, we have generated negative cash flows from operations and have primarily financed our operations from net proceeds received from the sale of equity securities and payments received from our customers. As of September 30, 2021, we had raised an aggregate of $470.9 million, net of issuance costs, through the sales of redeemable convertible preferred stock and issuance of restricted stock. We currently have no debt outstanding.
We have generated losses from our operations, as reflected in our accumulated deficit of $451.0 million as of September 30, 2021. We incurred operating losses and cash outflows from operations by supporting the growth of our business. We expect these losses and operating cash outflows to continue for the foreseeable future. We also expect to incur significant research and development, sales and marketing, and general and administrative expenses over the next several years in connection with the continued development and expansion of our business.
As of September 30, 2021, we had $106.6 million in cash, cash equivalents, and marketable securities. We believe that our existing cash, cash equivalents, and marketable securities will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months.
Our future capital requirements will depend on many factors, including the rate of our revenue growth, the timing and extent of spending on research and development efforts and other business initiatives, the expansion of sales and marketing activities, the introduction of new and enhanced product offerings and features, and the continuing market adoption of our platform. We may in the future enter into arrangements to acquire or invest in complementary companies, products or technologies. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to secure timely additional financing on favorable terms, if at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies, it could reduce our ability to compete successfully and harm our business, results of operations, and financial condition.
Cash Flows
The following table summarizes our cash flows for the periods presented:

	Nine Months Ended September 30,
(in thousands)	2021	2020
Net cash used in operating activities	$(33,280)	$(35,279)
Net cash provided by investing activities	$4,716	$44,359
Net cash provided by financing activities	$9,863	$3,207
Operating activities
Cash used in operating activities during the nine months ended September 30, 2021 was $33.3 million which resulted from a net loss of $(66.0) million, adjusted for non-cash charges of $30.5 million and net cash inflows of $2.2 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $27.0 million of stock-based compensation expense and $3.2 million of depreciation and amortization expense. The net cash inflow from changes in operating assets and liabilities was primarily the result of a $5.5 million increase in accrued expenses and other current liabilities, a $4.9 million decrease in operating lease right-of-use assets due to normal amortization, and a $0.2 million increase in accounts payable. These amounts were partially offset by a $5.0 million increase in accounts receivable, net and a $4.1 million decrease in operating lease liabilities due to lease payments.
Cash used in operating activities during the nine months ended September 30, 2020 was $35.3 million, which resulted from a net loss of $(60.3) million, adjusted for non-cash charges of $18.5 million and net cash inflows of $6.5 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $16.2 million of stock-based compensation expense and $2.1 million of depreciation and amortization expense. The net cash inflow from changes in operating assets and liabilities was primarily the result of a $4.8 million increase in accrued expenses and other current liabilities, a $3.3 million decrease in operating lease right-of-use assets due to normal amortization, a $1.2 million increase in accounts payable, and a $1.1 million decrease in prepaid expenses and other current assets. These amounts were partially offset by a $3.0 million decrease in operating lease liabilities due to lease payments.
Investing activities
Cash provided by investing activities for the nine months ended September 30, 2021 was $4.7 million, which consisted of proceeds from maturities of marketable securities of $50.6 million and proceeds from sales of marketable securities of $2.4 million. This was offset by the purchases of marketable securities of $40.3 million and the purchase of property and equipment of $8.1 million.

Cash provided by investing activities for the nine months ended September 30, 2020 was $44.4 million, which consisted of maturities of marketable securities of $81.4 million and proceeds from sales of marketable securities of $21.8 million, partially offset by the purchases of marketable securities of $55.7 million and the purchase of property and equipment of $3.2 million.
Financing activities
Cash provided by financing activities for the nine months ended September 30, 2021 was $9.9 million, which reflect $12.8 million of proceeds from the exercise of stock options, net of repurchases. This was offset by the payment of deferred transaction costs of $3.0 million.
Cash provided by financing activities for the nine months ended September 30, 2020 was $3.2 million, which reflect proceeds from the exercise of stock options, net of repurchases.
Contractual Obligations and Commitments
The following table summarizes our contractual obligations as of September 30, 2021:

	Payments Due By Period
(in thousands)	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Operating lease commitments(1)	$83,503	$2,474	$20,392	$21,634	$39,003
Non-cancellable purchase commitments(2)	55,491	3,568	41,506	10,417	—
Total contractual obligations and commitments	$138,994	$6,042	$61,898	$32,051	$39,003
__________________
(1)The contractual commitment amounts under operating leases in the table above are primarily related to corporate office facility leases.
(2)As of September 30, 2021, our non-cancellable purchase commitments primarily related to third-party hosting costs. These purchase commitments were not recorded as liabilities on the condensed consolidated balance sheet as of September 30, 2021, as we had not yet received the related services.
Contractual obligations as of December 31, 2020 totaled $53.9 million primarily related to corporate office facility leases. The increase in contractual obligations as of September 30, 2021 compared to December 31, 2020 relates to a $57.0 million commitment for third-party hosting costs entered into in May 2021 as well as the second and final portion of our San Francisco headquarters lease, which commenced in January 2021.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements and did not have any such arrangements during the periods presented.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial condition due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.
Interest Rate Risk
As of September 30, 2021, we had cash and cash equivalents of $66.3 million and marketable securities of $40.2 million. Our cash and cash equivalents consist of cash in bank accounts, demand deposits, and money market funds. The primary objectives of our investment activities are to preserve principal and provide liquidity without significantly increasing risk. We do not enter into investments for trading or speculative purposes. Due to the relatively short-term nature of our investment portfolio, a hypothetical 100 basis point change in interest rates would not have a material effect on the fair value of our portfolio for the periods presented.

Foreign Currency Risk
The functional currencies of our foreign subsidiaries are denominated in the respective local currencies as of January 1, 2020. Prior to January 1, 2020 the functional currency of our foreign subsidiaries was U.S. Dollars. Our sales are typically denominated in the local currency of the country in which the sale was made. The majority of our revenue is denominated in U.S. Dollars. As such, our revenue is not currently exposed to significant foreign currency risk. Our operating expenses are generally denominated in the currency of the countries in which the operations are located, and are subject to fluctuations due to changes in foreign currency exchange rates, particularly the British Pound, the Euro, Canadian Dollar, and the Australian Dollar. Our consolidated results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. During the nine months ended September 30, 2021 and 2020, we do not believe a 10% change in the relative value of the U.S. Dollar would have materially affected our consolidated financial statements. To date, we have not had a formal hedging program with respect to foreign currency, but we may do so in the future if our exposure to foreign currency should become more significant.
Critical Accounting Policies and Estimates
We prepare our condensed consolidated financial statements in accordance with GAAP. Preparing condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.
There have been no material changes to our critical accounting policies requiring estimates, assumptions, and judgments as compared to the critical accounting policies and estimates described in the Proxy Statement/Prospectus filed with the SEC on October 21, 2021.
JOBS Act Accounting Election
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. KVSB is an “emerging growth company” as defined in Section 2(A) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period.
New Nextdoor expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date New Nextdoor (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare New Nextdoor’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
In addition, New Nextdoor intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, New Nextdoor intends to rely on such exemptions, New Nextdoor is not required to, among other things: (a) provide an auditor’s attestation report on New Nextdoor’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; and (c) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

New Nextdoor will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of New Nextdoor’s first fiscal year following the fifth anniversary of KVSB’s initial public offering, (b) the last date of New Nextdoor’s fiscal year in which New Nextdoor has total annual gross revenue of at least $1.1 billion, (c) the date on which New Nextdoor is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which New Nextdoor has issued more than $1.0 billion in non-convertible debt securities during the previous three years.
Recently Issued Accounting Pronouncements
Refer to Note 2 to our audited consolidated financial statements included in the Proxy Statement/Prospectus filed with the SEC on October 21, 2021 for more information regarding recently issued accounting pronouncements.
Directors and Executive Officers
The Company’s directors and executive officers after the Closing are described in the Proxy Statement/Prospectus in the section titled “Management of New Nextdoor Following the Business Combination” beginning on page 247 of the Proxy Statement/Prospectus, which is incorporated herein by reference.
Directors
The following persons constitute the Company’s Board effective upon the Closing: J. William Gurley, Jason Pressman, Nirav Tolia, Sarah Friar, Leslie Kilgore, David Sze, John Hope Bryant, Mary Meeker, Chris Varelas, and Andrea Wishom. Ms. Friar was appointed as the Chairperson of the Board and Mr. Varelas was appointed as the lead independent director. Messrs. Gurley, Pressman and Tolia were appointed to serve as Class I directors, with terms expiring at the Company’s first annual meeting of stockholders following the Closing; Mss. Friar and Kilgore and Mr. Sze were appointed to serve as Class II directors, with terms expiring at the Company’s second annual meeting of stockholders following the Closing; Messrs. Bryant and Varelas and Mss. Meeker and Wishom, were appointed to serve as Class III directors, with terms expiring at the Company’s third annual meeting of stockholders following the Closing. Biographical information for these individuals is set forth in the Proxy Statement/Prospectus in the section titled “Management of New Nextdoor Following the Business Combination” beginning on page 247, which is incorporated herein by reference.
Committees of the Board of Directors
The standing committees of the Company’s Board consist of an audit and risk committee (the “audit and risk committee”), a compensation and people development committee (the “compensation and people development committee”) and a nominating, corporate governance and corporate responsibility committee (the “nominating, corporate governance and corporate responsibility committee”).
Each of the committees reports to the Board. The Board appointed Messrs. Gurley, Pressman, and Varelas to serve on the audit and risk committee, with Mr. Gurley serving as the chair. The Board appointed Mss. Kilgore, Meeker, and Wishom and Mr. Sze to serve on the compensation and people development committee, with Ms. Kilgore serving as the chair. The Board appointed Messrs. Bryant and Varelas to serve on the nominating, corporate governance and corporate responsibility committee, with Mr. Varelas serving as the chair.

Executive Officers
Effective as of the Closing, the executive officers are:

Name	Age	Position(s)
Sarah Friar	48	Chief Executive Officer, President and Chairperson of the Board
Michael Doyle	51	Chief Financial Officer and Treasurer
Heidi Andersen	43	Head of Revenue
John Orta	54	Head of Legal and Corporate & Business Development and Secretary
Biographical information for these individuals is set forth in the Proxy Statement/Prospectus in the section titled “Management of New Nextdoor Following the Business Combination” beginning on page 247, which is incorporated herein by reference.
Executive Compensation
Information with respect to the compensation of the Company’s executive officers is described in the Proxy Statement/Prospectus in the section titled “Management of New Nextdoor Following the Business Combination—Executive Compensation” beginning on page 255 of the Proxy Statement/Prospectus, which is incorporated herein by reference.
Director Compensation
Information with respect to the compensation of the Company’s directors is described in the Proxy Statement/Prospectus in the sections titled “Management of New Nextdoor Following the Business Combination—Non-Employee Director Compensation” on page 254 of the Proxy Statement/Prospectus, which is incorporated herein by reference.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of shares of New Nextdoor common stock as of the Closing Date, after giving effect to the Closing, by:
•each person known by the Company to be the beneficial owner of more than 5% of New Nextdoor Class A common stock or New Nextdoor Class B common stock upon the Closing of the Business Combination;
•each of the Company’s executive officers and directors; and
•all of the Company’s executive officers and directors as a group upon the Closing.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including warrants, options and restricted stock units that are currently exercisable or vested or that will become exercisable or vest within 60 days. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of New Nextdoor common stock beneficially owned by them. The beneficial ownership percentages set forth in the table below are based on 78,953,663 shares of New Nextdoor Class A common stock and 304,003,976 shares of New Nextdoor Class B common stock issued and outstanding as of the Closing Date.

	New Nextdoor Class A common stock		New Nextdoor Class B common stock
Name and Address of Beneficial Owner(1)	Number of Shares	%	Number of Shares	%	% of Combined Voting Power
5% or Greater Stockholders:
Entities affiliated with Khosla Ventures (2)	12,114,957	15.34%	—	—%	*
Entities affiliated with Benchmark (3)	—	—%	52,649,930	17.32%	16.88%
Shasta Ventures II, L.P. (4)	—	—%	27,360,232	9.00%	8.77%
Entities affiliated with Greylock (5)	—	—%	21,196,977	6.97%	6.80%
Entities affiliated with Tiger Global (6)	2,500,000	3.17%	16,482,694	5.42%	5.36%
Executive Officers and Directors:
Sarah Friar (7)	500,000	*	15,738,798	5.18%	4.40%
Michael Doyle (8)	—	—	1,552,843	*	*
Heidi Andersen (9)	—	—	523,565	*	*
John Orta (10)	—	—	641,731	*	*
J. William Gurley (11)	—	—	52,649,930	17.32%	16.88%
John Hope Bryant (12)	—	—	229,820	*	*
Leslie Kilgore (13)	—	—	720,335	*	*
Mary Meeker (14)	—	—	6,957,234	2.29%	2.23%
Jason Pressman (15)	—	—	27,360,232	9.00%	8.77%
David Sze (16)	—	—	21,196,977	6.97%	6.80%
Nirav Tolia (17)	—	—	33,074,393	10.88%	9.14%
Christoper Varelas (18)	—	—	6,855,649	2.26%	2.20%
Andrea Wishom (19)	—	—	229,820	*	*
All current directors and executive officers as a group (13 persons)	500,000	*	167,731,327	55.17%	50.88%
__________________
*Less than one percent.
(1)Unless otherwise noted, the business address of each of those listed in the table above is c/o Nextdoor Holdings, Inc., 420 Taylor Street San Francisco, California 94102.

(2)Consists of (i) 11,364,957 shares of Class A common stock held by Khosla Ventures SPAC Sponsor II (“Sponsor”) and (ii) 750,000 shares of Class A common stock held by Khosla Ventures Opportunity I, L.P. (“KV Opp”). Khosla Ventures SPAC Sponsor Services LLC is the owner of Sponsor. VK Services, LLC (“VK Services”) and SK SPAC Services, LLC are the joint owners of Khosla Ventures SPAC Sponsor Services LLC. Khosla Ventures Opportunity Associates I, LLC (“KVA Opp”) is the general partner of KV Opp. Vinod Khosla is the managing member of VK Services, which is the sole manager of KVA Opp. Vinod Khosla and Samir Kaul are the managing members of VK Services and SK SPAC Services, LLC, respectively. As such, each of KVA Opp, VK Services, SK SPAC Services, LLC and Messrs. Khosla and Kaul may be deemed to share beneficial ownership of the shares held directly by Sponsor and KV Opp. Each of KVA Opp, VK Services, SK SPAC Services, LLC and Messrs. Khosla and Kaul disclaim any beneficial ownership of such shares other than to the extent of their pecuniary interest therein.

(3)Consists of (i) 50,364,713 shares of Class B common stock held by Benchmark Capital Partners VI, L.P. (“Benchmark VI”) and (ii) 2,285,217 shares of New Nextdoor Class B common stock held by Benchmark Capital Partners VIII, L.P. (“Benchmark VIII”). Benchmark Capital Management Co. VI, L.L.C. (“BCM VI”) is the general partner of Benchmark VI and may be deemed to have sole voting and investment power over shares held by Benchmark VI. Alexandre Balkanski, Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, who is a member of our board of directors, Kevin R. Harvey, Robert C. Kagle, Mitchell H. Lasky and Steven M. Spurlock are the managing members of BCM VI. Benchmark Capital Management Co. VIII, L.L.C. (“BCM VIII”) is the general partner of Benchmark VIII and may be deemed to have sole voting and investment power over shares held by Benchmark VIII. Matthew R. Cohler, Peter H. Fenton, J. William Gurley, who is a member of our board of directors, An-Yen Hu, Mitchell H. Lasky, Chetan Puttagunta, Steven M. Spurlock, Sarah E. Tavel and Eric Vishria are the managing members of BCM VIII. The principal business address for the Benchmark entities is 2965 Woodside Road, Woodside, California 94062.

(4)Shasta Ventures II GP, LLC (“SVII GP”) is the general partner of Shasta Ventures II, L.P (“Shasta Ventures II”). Voting and dispositive decisions with respect to the shares held by Shasta Ventures II are made collectively by the managing members of SVII

GP: Jason Pressman, who is a member of our board of directors, Robert Coneybeer, Tod Francis and Ravi Mohan. The address for the Shasta Ventures II is 2440 Sand Hill Road, Suite 300, Menlo Park, California 94025.

(5)Consists of (i) 14,661 shares of Class B common stock held by Greylock Discovery Fund II LLC (“GDFII”), (ii) 8,490 shares of Class B common stock held by Greylock Discovery Fund LLC (“GDF”), (iii) 18,871,388 shares of Class B common stock held by Greylock XIII Limited Partnership (“Greylock XIII”), (iv) 603,453 shares of Class B common stock held by Greylock XIII Principals LLC (“Greylock XIII Principals”), and (v) 1,698,985 shares of Class B common stock held by Greylock XIII-A Limited Partnership (“Greylock XIII-A”). GDFII and GDF are owned in full by Greylock XIII. Greylock XIII GP LLC (“Greylock XIII GP”) is the general partner of Greylock XIII and Greylock XIII-A, and may be deemed to beneficially own the shares of stock held directly by GDFII, GDF, Greylock XIII and Greylock XIII-A. William W. Helman, Aneel Bhusri, Donald A. Sullivan and David Sze, who is a member of our board of directors, are the managing members of Greylock XIII GP and Greylock XIII Principals, and each of them may be deemed to hold shared voting and dispositive power over shares held by GDFII, GDF, Greylock XIII, Greylock XIII Principals and Greylock XIII-A. The address for the Greylock entities is 2550 Sand Hill Road Menlo Park, California 94025.

(6)Consists of (i) 16,482,694 shares Class B common stock held by Tiger Global Private Investment Partners VII, L.P., Tiger Global PIP VII Holdings, L.P. and other entities or persons affiliated with Tiger Global Management, LLC, (ii) 1,700,000 shares of Class A common stock purchased by Tiger Global Investments, L.P. in the PIPE Investment and (iii) 800,000 shares of Class A common stock purchased by Tiger Global Long Opportunities Master Fund LP in the PIPE Investment. Tiger Global Management, LLC is controlled by Chase Coleman and Scott Shleifer. The business address for each of these entities is c/o Tiger Global Management, LLC, 9 West 57th Street, 35th Floor, New York, New York 10019.

(7)Consists of (i) 10,785,562 shares of Class B common stock held by Sarah Friar, 3,852,047 of which are subject to repurchase by the Company, (ii) 2,645,139 shares of Class B common stock held by Sarah Friar 2019 NXTDR Grantor Retained Annuity Trust dated November 20, 2019, (iii) 500,000 shares of Class A common stock purchased by Ms. Friar in the PIPE Investment and (iv) 2,308,097 shares underlying options to purchase Class B common stock that are fully vested of November 5, 2021.

(8)Consists of (i) 1,475,200 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021 and (ii) an additional 77,643 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of November 5, 2021.

(9)Consists of (i) 461,970 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021 and (ii) an additional 61,595 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of November 5, 2021.

(10)Consists of (i) 459,321 outstanding shares of Class B common stock, (ii) 143,593 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021 and (iii) an additional 38,817 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of November 5, 2021.

(11)Consists of shares held by Benchmark VI and Benchmark VIII, respectively, identified in footnote (2) above.

(12)Consists of (i) 62,244 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021 and (ii) an additional 167,576 shares underlying options to purchase shares of Class B common stock that are early exercisable and subject to repurchase as of November 5, 2021.

(13)Consists of (i) 106,577 shares of Class B common stock held by JLK Revocable Trust dtd October 13, 2003 and (ii) 613,758 shares of Class B common stock held by The JLK Family Legacy Trust, including 100,546 shares issued pursuant to early exercise of options, which are unvested subject to repurchase as of November 5, 2021.

(14)Consists of 6,957,234 shares of New Nextdoor Class B common stock held by Bond Capital Fund L.P.

(15)Consists of shares held by Shasta Ventures II identified in footnote (3) above.

(16)Consists of shares held by GDFII, GDF, Greylock XIII, Greylock XIII Principals and Greylock XIII-A, respectively, identified in footnote (4) above. GDFII and GDF are owned in full by Greylock XIII. Greylock XIII GP is the general partner of each of Greylock XIII and Greylock XIII-A. Mr. Sze is a managing member of Greylock XIII GP and Greylock Principals and shares voting and dispositive power over the shares held by each of GDFII, GDF, Greylock XIII, Greylock XIII Principals and Greylock XIII-A.

(17)Consists of (i) 24,185,310 shares of Class B common stock held by Nirav Tolia, (ii) 5,072,124 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021, (iii) 1,263,840 shares of Class B common stock held by Megha Tolia, (iv) 155,284 shares of Class B common stock held by Nalin Tolia, (v) 2,077,897 shares of Class B common stock held by Nalin Tolia, as Trustee of the Tolia Family Children’s Trust dated March 13, 2014 and (vi) 319,938 shares of Class B common stock held by Nalin Tolia, as Trustee of the Tolia Family Trust dated June 30, 2008.

(18)Consists of (i) 5,433,819 shares of Class B common stock held by Riverwood Capital Partners II L.P. and (ii) 1,421,830 shares of Class B common stock held by Riverwood Capital Partners II (Parallel-B) L.P.

(19)Consists of (i) 62,244 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021 and (ii) an additional 167,576 shares underlying options to purchase shares of Class B common stock that are early exercisable and subject to repurchase as of November 5, 2021.
Certain Relationships and Related Business Combination, and Director Independence
Certain Relationships and Related Party Transactions
Certain relationships and related party transactions are described in the Proxy Statement/Prospectus in the section titled “Certain Relationships and Related Person Transactions” beginning on page 268 of the Proxy Statement/Prospectus and such descriptions are incorporated herein by reference.
On the Closing Date, KVSB, the Sponsor and certain Nextdoor Stockholders, including Sarah Friar, the Company’s Chief Executive Officer, President and Chairperson of the Board entered into the Registration Rights Agreement.
Reference is made to the disclosure set forth under Item 1.01 of this Report describing the Registration Rights Agreement.
Independence of Directors
The New York Stock Exchange (“NYSE”) listing standards require that a majority of the Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Board has determined that each individual member of the Board other than Ms. Friar and Nirav Tolia are “independent directors” as defined in the NYSE listing standards. In addition, the Board has determined that each individual member of the audit committee are “independent directors” as defined by applicable SEC rules.
Legal Proceedings
Information about legal proceedings is set forth in the Proxy Statement/Prospectus in the sections “Information About KVSB—Legal Proceedings” and “Information About Nextdoor—Legal Proceedings” beginning on pages 176 and 220, respectively, of the Proxy Statement/Prospectus, which is incorporated herein by reference.
Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters
Market Information and Holders
KVSB’s Class A common stock was historically quoted on the Nasdaq Stock Market (“Nasdaq”) under the symbol “KVSB.” The New Nextdoor Class A common stock began trading on the NYSE under the new trading symbol “KIND” on November 8, 2021.
Dividends
The Company intends to retain future earnings, if any, for, including but not limited to, future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of common stock will be at the sole discretion of the Company’s board of directors (the “Board”). The Board may take into account general and economic conditions, the Company’s financial condition and results of operations, the Company’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by the Company to its stockholders or by its subsidiaries to it and such other factors as the Board may deem relevant. In addition, the Company’s ability to pay dividends is limited by covenants of the Company’s existing and outstanding indebtedness and may be limited by covenants of any future indebtedness the Company incurs.

Holders of Record
Following the completion of the Business Combination, including the redemption of public shares as described above, and the consummation of the PIPE Investment, the Company had 382,957,639 shares of New Nextdoor common stock outstanding that were held of record by approximately 771 holders, and no shares of preferred stock outstanding.
Securities Authorized for Issuance Under 2021 Equity Incentive Plan
Reference is made to the disclosure described in the Proxy Statement/Prospectus in the section titled “Equity Incentive Plan Proposal” beginning on page 139 thereof, which is incorporated herein by reference. The Equity Incentive Plan (as defined below) and the material terms thereunder, including the authorization of the initial share reserve thereunder, were approved by KVSB’s stockholders at the Special Meeting.
Securities Authorized for Issuance Under Employee Stock Purchase Plan
Reference is made to the disclosure described in the Proxy Statement/Prospectus in the section titled “ESPP Proposal” beginning on page 145 thereof, which is incorporated herein by reference. The ESPP (as defined below) and the material terms thereunder, including the authorization of the initial share reserve thereunder, were approved by KVSB’s stockholders at the Special Meeting.
Recent Sales of Unregistered Securities
Reference is made to the disclosure set forth under Item 3.02 of this Report concerning recent sales of unregistered securities.
Description of Registrant’s Securities
A description of the New Nextdoor common stock is included in the Proxy Statement/Prospectus in the sections titled “Description of New Nextdoor Securities—Class A Common Stock and Class B Common Stock” beginning on page 272 of the Proxy Statement/Prospectus, which is incorporated herein by reference.
Indemnification of Directors and Officers
In connection with the completion of the Business Combination, the Company entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements provide such directors and executive officers with contractual rights to indemnification and expense advancement. The foregoing summary is qualified in its entirety by reference to the text of the form of Indemnity Agreement, a copy of which is attached hereto as Exhibit 10.6 and incorporated herein by reference.
Financial Statements and Supplementary Data
Reference is made to the disclosure set forth under Item 9.01 of this Report concerning the Company’s financial statements and supplementary data.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Reference is made to the disclosure set forth under Item 4.01 of this Report concerning the changes in certifying accountant.
Financial Statements and Exhibits
The information set forth in Item 9.01 of this Report is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On October 27, 2021, KVSB provided written notice to Nasdaq of its intention to voluntarily withdraw the listing of its Class A common stock from Nasdaq and list the New Nextdoor Class A common stock on NYSE following, and subject to, the completion of the Business Combination.
The New Nextdoor Class A common stock began trading on the NYSE under the symbol “KIND” on November 8, 2021.
Item 3.02 Unregistered Sales of Equity Securities.
On the Closing Date, the Company consummated the PIPE Investment. The disclosure of the PIPE Investment under Item 2.01 of this Report is incorporated into this Item 3.02 by reference.
The Company issued the PIPE Shares pursuant to the PIPE Investment under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving a public offering. Each of the PIPE Investors in the PIPE Investment represented that it was a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or an institutional “accredited investor” within the meaning of Rule 501(a) under the Securities Act and that it was not acquiring such shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, and appropriate legends were affixed to the certificates representing such shares (or reflected in restricted book entry with the Company’s transfer agent). The PIPE Investors also represented that they had received such information as they deemed necessary in order to make an investment decision with respect to the shares.
Item 3.03 Material Modification to Rights of Security Holders.
The information set forth in Item 5.03 of this Report is incorporated herein by reference.
Item 4.01 Changes in Registrant’s Certifying Accountant.
(a) Dismissal of Marcum LLP as the Independent Registered Public Accounting Firm.
On August 8, 2021, the Audit Committee of the board of directors of KVSB approved the dismissal of Marcum LLP (“Marcum”) as KVSB’s independent registered public accounting firm.
The reports of Marcum on KVSB’s financial statements as of February 1, 2021 and for the period from January 29, 2021 through February 1, 2021 and KVSB’s balance sheet as of March 26, 2021 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, other than an explanatory paragraph relating to KVSB’s ability to continue as a going concern in KVSB’s audited financial statements as of February 1, 2021 and for the period January 29, 2021 through February 1, 2021.
During the period January 29, 2021 through February 1, 2021 and through the date of termination, August 8, 2021, there were no “disagreements” with Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Marcum would have caused Marcum to make reference thereto in its reports on the financial statements for such period. During the period January 29, 2021 through February 1, 2021 and through August 8, 2021, there have been no “reportable events” (as defined in Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Registration S-K) (a “Reportable Event”), other than a material weakness in internal controls over financial reporting related to the inaccurate accounting for the value of private placement shares, underwriting discounts and over-allotment public shares issued subsequent to the closing of KVSB’s initial public offering, as discussed further in KVSB’s amended Quarterly Report on Form 10-Q/A filed on July 19, 2021.

The Company provided Marcum with a copy of the disclosure it is making herein in response to Item 304(a) of Regulation S-K, and requested Marcum furnish the Company with a copy of its letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not Marcum agrees with the statements related to them made by the Company in this Report. A copy of Marcum’s letter dated August 12, 2021 is attached as Exhibit 16.1 to this Report.

(b) Dismissal of BDO USA, LLP as the Independent Registered Public Accounting Firm.
On November 5, 2021, the audit and risk committee approved the dismissal of BDO USA, LLP (“BDO”), KVSB’s independent registered public accounting firm prior to the Business Combination.
The reports of BDO on KVSB’s financial statements as of September 30, 2021 and for the period from January 29, 2021 (KVSB’s inception) through June 30, 2021 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, other than an explanatory paragraph relating to KVSB’s ability to continue as a going concern in KVSB’s audited financial statements as of September 30, 2021.

During the period from August 8, 2021 through September 30, 2021, there were no “disagreements” with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of BDO would have caused BDO to make reference thereto in its reports on the financial statements for such period. During the period from August 8, 2021 through September 30, 2021, there have been no Reportable Events.

The Company provided BDO with a copy of the disclosure it is making herein in response to Item 304(a) of Regulation S-K, and requested BDO furnish the Company with a copy of its letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not BDO agrees with the statements related to them made by the Company in this Report. A copy of BDO’s letter is attached as Exhibit 16.2 to this Report.

(c) Newly Engaged Independent Registered Public Accounting Firm.
On November 5, 2021, the audit and risk committee approved the engagement of Ernst & Young, LLP (“EY”) as New Nextdoor’s new independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2021. EY previously served as the independent registered public accounting firm of Nextdoor prior to the Business Combination.
During the period from January 29, 2021 (inception) to the date the audit and risk committee approved the engagement of EY as the Company’s independent registered public accounting firm, KVSB did not consult with EY on matters that involved the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on KVSB’s financial statements or any other matter that was either the subject of a disagreement or Reportable Event.
Item 5.01 Changes in Control of Registrant.
The information set forth in the section titled “Introductory Note” and in the section titled “Security Ownership of Certain Beneficial Owners and Management” in Item 2.01 of this Report is incorporated herein by reference.
As a result of the completion of the Business Combination pursuant to the Merger Agreement, a change of control of KVSB has occurred, and the stockholders of KVSB as of immediately prior to the Closing Date held approximately 13.8% of the outstanding shares of New Nextdoor common stock (and 1.7% of the voting power of the New Nextdoor common stock) immediately following the Closing.
Item 5.02 Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The information set forth in the sections titled “Directors and Executive Officers,” “Certain Relationships and Related Transactions” and “Indemnification of Directors and Officers” in Item 2.01 of this Report is incorporated herein by reference.

2021 Equity Incentive Plan
At the Special Meeting, the KVSB stockholders considered and approved the Nextdoor Holdings, Inc. 2021 Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan was previously approved, subject to stockholder approval, by KVSB’s board of directors on July 5, 2021. The Equity Incentive Plan became effective on the Closing Date. The Equity Incentive Plan initially reserves for issuance pursuant to awards thereunder a maximum number of New Nextdoor Class A common stock equal to the sum of (a) (i) 48,505,310 shares less (ii) the number of shares subject to awards granted under the Nextdoor’s 2018 Equity Incentive Plan, as amended (the “Prior Plan”) between the date on which the Merger Agreement was executed and the Closing Date that are outstanding as of the Closing Date), (b) shares that are subject to issuance upon exercise of an option granted under the Prior Plan prior to the Closing Date but which, after the Closing Date, cease to be subject to the option for any reason other than exercise of the option, (c) shares that are subject to awards granted under the Prior Plan prior to the Closing Date that, after the Closing Date, are forfeited or are repurchased at the original issue price, (d) shares that are subject to awards granted under the Prior Plan prior to the Closing Date that, after the Closing Date, otherwise terminate without such shares being issued, and (e) shares that, after the Closing Date, are used to pay the exercise price of a stock option issued under the Prior Plan prior to the Closing Date or are withheld to satisfy the tax withholding obligations related to any award issued under the Prior Plan prior to the Closing Date. Additionally, the number of New Nextdoor Class A common stock reserved for issuance under the Equity Incentive Plan will automatically increase on January 1 of each year, starting on January 1, 2022 and ending on and including January 1, 2031, in an amount equal to the lesser of (i) five percent 5% of the total number of New Nextdoor Class A common stock and New Nextdoor Class B common stock outstanding on each December 31 immediately prior to the date of increase, or (ii) such lesser number of shares determined by the Board.
A summary of the terms of the Equity Incentive Plan is set forth in the Proxy Statement/Prospectus in the section titled “Equity Incentive Plan Proposal” beginning on page 139 of the Proxy Statement/Prospectus, which is incorporated herein by reference. Such summary and the foregoing description are qualified in their entirety by reference to the text of the Equity Incentive Plan, a copy of which is attached hereto as Exhibit 10.7 and incorporated herein by reference.
2021 Employee Stock Purchase Plan
At the Special Meeting, the KVSB stockholders considered and approved the Nextdoor Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). The ESPP was previously approved, subject to stockholder approval, by KVSB’s board of directors on July 5, 2021. The ESPP became effective on the Closing Date. The ESPP initially reserves for issuance thereunder a maximum number of shares of New Nextdoor Class A common stock equal to 8,901,159. Additionally, the number of New Nextdoor Class A common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, starting on January 1, 2022 and ending on and including January 1, 2031, in an amount equal to one percent (1%) of the total number of New Nextdoor Class A common stock and New Nextdoor Class B common stock outstanding (on an as-converted to common stock basis) on the immediately preceding December 31 provided that the Board may in its sole discretion reduce the amount of the increase in any particular year.
A summary of the terms of the ESPP is set forth in the Proxy Statement/Prospectus in the section titled “ESPP Proposal” beginning on page 145 of the Proxy Statement/Prospectus, which is incorporated herein by reference. Such summary and the foregoing description are qualified in their entirety by reference to the text of the ESPP, a copy of which is attached hereto as Exhibit 10.10 and incorporated herein by reference.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
At the Special Meeting, the KVSB stockholders considered and approved, among other things, the Charter Proposal (the “Charter Proposal”), which is described in greater detail in the Proxy Statement/Prospectus beginning on page 125 of the Proxy Statement/Prospectus.

The Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), which became effective upon filing with the Secretary of State of the State of Delaware on the Closing Date, includes the amendments proposed by the Charter Proposal.
On the Closing Date, the Board approved and adopted the Amended and Restated Bylaws of the Company (the “Bylaws”), which became effective as of the Effective Time.
Copies of the Certificate of Incorporation and the Bylaws are attached hereto as Exhibit 3.1 and Exhibit 3.2, respectively, and are incorporated herein by reference.
The description of the Certificate of Incorporation and the general effect of the Certificate of Incorporation and the Bylaws upon the rights of holders of the Company’s capital stock are included in the Proxy Statement/Prospectus under the section titled “Description of New Nextdoor Securities” beginning on page 272 of the Proxy Statement/Prospectus, which is incorporated herein by reference.
Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.
In connection with the Business Combination, on November 5, 2021, the Board approved and adopted a new Code of Business Conduct and Ethics applicable to all employees, officers and directors of the Company. A copy of the Code of Business Conduct and Ethics can be found on the Company’s Investor Relations website at https://investors.nextdoor.com/governance/governance-documents/default.aspx.
Item 5.06 Change in Shell Company Status.
As a result of the Business Combination, the Company ceased being a shell company. Reference is made to the disclosure in the Proxy Statement/Prospectus in the section titled “BCA Proposal” beginning on page 88 of the Proxy Statement/Prospectus, and such disclosure is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 of this Report.
Item 7.01 Regulation FD Disclosure.
On November 5, 2021, the Company issued a press release announcing the Closing. A copy of the press release is filed hereto as Exhibit 99.1 and incorporated herein by reference.
The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filings. This Report will not be deemed an admission as to the materiality of any information contained in this Item 7.01, including Exhibit 99.1.
Item 9.01 Financial Statement and Exhibits.
(a) Financial Statements of Business Acquired.
The audited consolidated financial statements of Nextdoor as of and for the years ended December 31, 2020 and 2019 and the related notes are included in the Proxy Statement/Prospectus beginning on page F-20 of the Proxy Statement/Prospectus and are incorporated herein by reference.
The unaudited consolidated financial statements of Nextdoor as of September 30, 2021 and for the nine months ended September 30, 2021 and 2020 and the related notes are attached hereto as Exhibit 99.2 and are incorporated herein by reference.

The audited financial statements of KVSB as of and for the period from January 29, 2021 (KVSB’s inception) through June 30, 2021 and the related notes are included in the Proxy Statement/Prospectus beginning on page F-3 of the Proxy Statement/Prospectus and are incorporated herein by reference.
The unaudited financial statements of KVSB as of September 30, 2021 and for the period from January 29, 2021 (date of inception) through September 30, 2021 and the related notes are included in the Quarterly Report on Form 10-Q filed by KVSB on November 3, 2021 and are incorporated herein by reference.
(b) Pro Forma Financial Information.
The unaudited pro forma condensed combined financial information of the Company as of and for the nine months ended September 30, 2021, and for the year ended December 31, 2020 are attached hereto as Exhibit 99.3 and are incorporated herein by reference.

(d) Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date
2.1†	Agreement and Plan of Merger, dated as of July 6, 2021, by and among the Khosla Ventures Acquisition Co. II, Lorelei Merger Sub Inc., Nextdoor, Inc., (included as Annex A to the proxy statement/prospectus)	S-4	333-258033	2.1	July 20, 2021
3.1	Amended and Restated Certificate of Incorporation of Nextdoor Holdings, Inc.
3.2	Bylaws of Nextdoor Holdings, Inc.
4.1	Specimen Common Stock Certificate of Nextdoor Holdings, Inc.
10.1	Form of Subscription Agreement	S-4	333-258033	10.3	July 20, 2021
10.2	Sponsor Support Agreement, dated as of July 6, 2021, by and among Khosla Ventures Acquisition Co. II, Khosla Ventures SPAC Sponsor II LLC and the other parties thereto (included as Annex J to the proxy statement/prospectus)	S-4	333-258033	10.1	July 20, 2021
10.3	Stockholder Support Agreement, dated as of July 6, 2021, by and among Khosla Ventures Acquisition Co. II, the Persons set forth on Schedule I thereto, Nextdoor, Inc. (included as Annex G to proxy statement/prospectus)	S-4	333-258033	10.2	July 20, 2021
10.4	Form of KVSB Equityholders Lock-Up Agreement (included as Annex K to the proxy statement/prospectus)	S-4	333-258033	10.5	July 20, 2021
10.5	Amended and Restated Registration Rights Agreement, dated November 5, 2021, by and among Nextdoor Holdings, Inc. and the other parties thereto
10.6+	Form of Indemnity Agreement
10.7+	Nextdoor Holdings, Inc. Equity Incentive Plan
10.8+	Form of Stock Option Agreement under Nextdoor Holdings, Inc. Equity Incentive Plan	S-4	333-258033	10.15	July 20, 2021
10.9+	Form of Restricted Stock Unit Award Agreement under Nextdoor Holdings, Inc. Equity Incentive Plan	S-4	333-258033	10.16	July 20, 2021
10.10+	Nextdoor Holdings, Inc. 2021 Employee Stock Purchase Plan
10.11+	Form of Change in Control and Severance Agreement	S-4	333-258033	10.23	July 20, 2021
10.12+	2008 Equity Incentive Plan of Nextdoor, Inc.	S-4	333-258033	10.24	July 20, 2021
10.13+	2018 Equity Incentive Plan of Nextdoor, Inc.	S-4	333-258033	10.25	July 20, 2021
10.14+	Form of Early Exercise Stock Option Grant under the 2008 Equity Incentive Plan of Nextdoor, Inc.	S-4	333-258033	10.26	July 20, 2021
10.15+	Form of Stock Option Grant under the 2008 Equity Incentive Plan of Nextdoor, Inc.	S-4	333-258033	10.27	July 20, 2021

10.16+	Form of Early Exercise Stock Option Grant under the 2018 Equity Incentive Plan of Nextdoor, Inc.	S-4	333-258033	10.28	July 20, 2021
10.17+	Form of Stock Option Grant under the 2018 Equity Incentive Plan of Nextdoor, Inc.	S-4	333-258033	10.29	July 20, 2021
10.18+	Form of Restricted Stock Unit Award Agreement under the 2018 Equity Incentive Plan of Nextdoor, Inc.
10.19	Letter Agreement, dated as of March 23, 2021, by and among Khosla Ventures Acquisition Co. II, Khosla Ventures SPAC Sponsor II LLC and the other parties thereto	S-4	333-258033	10.6	July 20, 2021
10.20+	Executive Offer Letter of Sarah Friar	S-4	333-258033	10.18	July 20, 2021
10.21+	Executive Offer Letter of Michael Doyle	S-4	333-258033	10.19	July 20, 2021
10.22+	Executive Offer Letter of Heidi Anderson	S-4	333-258033	10.20	July 20, 2021
10.23+	Executive Offer Letter of John Orta	S-4	333-258003	10.21	July 20, 2021
16.1	Letter dated November 10, 2021 BDO USA, LLP
16.2	Letter dated August 12, 2021 from Marcum LLP	8-K	001-40246	16.1	August 12, 2021
21.1	List of Subsidiaries
99.1	Press Release dated November 5, 2021
99.2	Unaudited Condensed Consolidated Financial Statements of Nextdoor, Inc. as of and for the Nine Months ended September 30, 2021 and 2020
99.3	Unaudited Pro Forma Condensed Combined Financial Information of Nextdoor Holdings, Inc. as of and for the Nine Months ended September 30, 2021 and for the Year Ended December 31, 2020
99.4	The Unaudited Financial Statements of KVSB for the Nine Months ended September 30, 2021	10-Q	001-40246		November 3, 2021
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)
___________
†    Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
+    Indicates a management contract or compensatory plan, contract or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NEXTDOOR HOLDINGS, INC.
Dated: November 12, 2021

By:	/s/ Michael Doyle
Michael Doyle
Chief Financial Officer and Treasurer